Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256823

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED AUGUST 1, 2022
TO THE PROSPECTUS DATED APRIL 7, 2022

This supplement No. 6 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 6 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan;
•recent acquisitions of properties; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period from July 1, 2022 through July 31, 2022, we redeemed 2,073,150 shares for a total of approximately $30,829,000 pursuant to our share repurchase plan. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from July 1, 2022 through September 30, 2022 are limited to approximately $172,011,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.
Acquisitions
On July 15, 2022, we acquired Oak Street Lofts, a 187-unit residential property located in Tigard, Oregon. The purchase price was approximately $81.5 million.
On July 21, 2022, we acquired Grand Rapids Medical Center, a 25,100 square-foot medical office building located in Wyoming, Michigan. The purchase price was approximately $9.3 million.
On July 29, 2022, we acquired Glendale Medical Center, a 20,000 square-foot medical office building located in Los Angeles, California. The purchase price was approximately $18.2 million.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from July 1 to July 31, 2022, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
July 1, 2022	$14.85	$14.87	$14.89	$14.87	$14.85
July 5, 2022	$14.85	$14.88	$14.89	$14.88	$14.86
July 6, 2022	$14.85	$14.88	$14.89	$14.88	$14.86
July 7, 2022	$14.85	$14.88	$14.89	$14.88	$14.86
July 8, 2022	$14.85	$14.88	$14.90	$14.88	$14.86
July 11, 2022	$14.86	$14.88	$14.90	$14.88	$14.86
July 12, 2022	$14.86	$14.88	$14.90	$14.88	$14.86
July 13, 2022	$14.85	$14.88	$14.90	$14.88	$14.86
July 14, 2022	$14.86	$14.88	$14.90	$14.88	$14.86
July 15, 2022	$14.85	$14.88	$14.90	$14.88	$14.86
July 18, 2022	$14.86	$14.89	$14.90	$14.89	$14.87
July 19, 2022	$14.86	$14.89	$14.90	$14.89	$14.87
July 20, 2022	$14.86	$14.89	$14.90	$14.89	$14.87
July 21, 2022	$14.86	$14.89	$14.90	$14.89	$14.87
July 22, 2022	$14.87	$14.89	$14.91	$14.89	$14.88
July 25, 2022	$14.87	$14.90	$14.91	$14.90	$14.88
July 26, 2022	$14.87	$14.90	$14.91	$14.90	$14.88
July 27, 2022	$14.87	$14.90	$14.91	$14.90	$14.88
July 28, 2022	$14.87	$14.90	$14.92	$14.90	$14.88
July 29, 2022	$14.88	$14.91	$14.92	$14.91	$14.89
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.

Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.